Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations &
Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS RECEIVES NOTICE REGARDING NYSE LISTING STANDARD

BLOOMFIELD HILLS, Michigan, March 13, 2009 — TriMas Corporation (NYSE: TRS) — a diversified engineered and applied products company — today announced that it has been notified by NYSE Regulation, Inc. that it is not in compliance with one of the continued listing standards of the New York Stock Exchange (NYSE). As previously disclosed, TriMas had expected this notice and is developing a plan to remedy the noncompliance.

TriMas is considered below criteria for the continued listing standards because over a 30 day-trading period its total market capitalization was less than $75 million and its most recently reported stockholders’ equity was less than $75 million. In accordance with the NYSE’s continued listing criteria, TriMas intends to submit a plan to the NYSE within the required 45-day period demonstrating how it plans to comply with the NYSE’s continued listing standards. This plan will build upon the Company’s most recent earnings materials reflecting its continued capacity to improve its balance sheet, while supporting its business initiatives to improve profitability and generate strong cash flow.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of the New York Stock Exchange, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in the Company’s Quarterly Reports on Form 10-Q.  These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.  All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas Corporation (NYSE: TRS) provides engineered and applied products for growing markets worldwide. TriMas Corporation is organized into five strategic business segments:  Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products, and Recreational Accessories. TriMas Corporation has nearly 5,000 employees at 70 different facilities in 10 countries.  For additional information, please visit www.trimascorp.com.

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